Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Provides Update on Wireless, DRAM and Subcon ITC Actions

SAN JOSE, Calif. - Feb. 11, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) today provided a status update on certain legal actions.

U.S. International Trade Commission (ITC) Wireless Action

On Feb. 10, 2009, the ITC issued a notice of its decision to briefly extend the dates for submission of written submissions, and for issuance of the final ITC decision, in the ITC action brought by Tessera against certain wireless chip and handset manufacturers, Investigation No. 337-TA-605 (Wireless ITC action).  The ITC stated that the extension was due to internal delays in issuing the public version of the Administrative Law Judge's (ALJ) Initial Determination.

Under the new schedule, the deadline for filing initial briefing to the ITC will be moved from Feb. 13, 2009 to Feb. 23, 2009. Reply briefing deadlines will be moved from Feb. 23, 2009 to March 5, 2009.  The target completion date for the investigation will be extended by 11 days, from April 3, 2009 to April 14, 2009.

DRAM ITC Action

On Feb. 10, 2009, the ALJ in the ITC action brought by Tessera against certain DRAM manufacturers, Investigation No. 337-TA-630 (DRAM ITC action), extended the deadline for issuing his Initial Determination in the action from March 6, 2009 to May 22, 2009. The ALJ noted that the full ITC has now decided to review the Initial Determination in the Wireless ITC action, which involves common issues, and cited efficiencies in waiting until after a decision is issued by the ITC that action. The target completion date in the DRAM ITC action also was extended from June 6, 2009 to Sept. 22, 2009.

Subcon ITC Action

On Feb. 10, 2009, the ALJ in the ITC action brought by Tessera against certain semiconductor packaging subcontractors, Investigation No. 337-TA-649 (Subcon ITC action), issued an order granting Tessera's motion to stay the Subcon ITC action. As previously announced, Tessera requested the stay pending issuance of a ruling from the full ITC in the Wireless ITC action, which involves disputes common to both actions. With the Wireless ITC action now under review by the full ITC, Tessera had noted that it would be a waste of judicial resources, as well as the parties' resources, to proceed to trial until both the Court and the parties have the benefit of the ITC`s Final Determination in the Wireless ITC action.

According to the order, the stay will last until the issuance of the ITC's Final Determination in the Wireless ITC action, which is now due by April 14, 2009. After such Final Determination is issued, the Subcon ITC action may resume, and the Judge may issue an updated case schedule, including revised dates for expert discovery and trial.

About Tessera

Tessera Technologies develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to procedural schedules and the actions of the ITC. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company's financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.